UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

WildHorse Resource Development Corporation
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

96812T102
(CUSIP Number)

February 28, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☒  Rule 13d-1(c)

☐  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
EIGF Aggregator LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
2,274,298

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,274,298

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,274,298*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
TE Drilling Aggregator LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
155,264

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
155,264

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
155,264*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
Aurora C-I Holding L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
2,429,562

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,429,562

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,429,562*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Energy Income and Growth Fund I L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
2,274,298

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,274,298

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,274,298*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Associates EIGF L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,703,860

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,703,860

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,703,860*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.6%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR EIGF LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Energy Income and Growth Fund I-TE L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
155,264

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
155,264

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
155,264*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Associates EIGF TE L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
155,264

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
155,264

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
155,264*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
Aurora Holding GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
2,429,562

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,429,562

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,429,562*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Upstream Associates LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Fund Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Upstream LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,859,124

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,859,124

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

 * Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Fund Holdings GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G
CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Group Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G
CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Group Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR & Co. L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
KKR Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
4,859,124

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,859,124

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G
CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,859,124

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,859,124

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

* Represents shares of common stock beneficially owned at February 28, 2018.

AMENDMENT NO. 1 TO SCHEDULE 13G

CUSIP No.	96812T102

1	NAMES OF REPORTING PERSONS
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,859,124

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,859,124

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,859,124*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.8%*

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

* Represents shares of common stock beneficially owned at February 28, 2018.

STATEMENT ON SCHEDULE 13G

This is Amendment Number 1 to the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2018 (the “Schedule 13G”).

Pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit 1 to the Schedule 13G, each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of WildHorse Resource Development Corporation (the “Issuer”).

Item 1.

(a)	Name of Issuer:

WildHorse Resource Development Corporation

(b)	Address of Issuer’s Principal Executive Offices:

9805 Katy Freeway, Suite 400
Houston, Texas 77024

Item 2.

(a)	Name of Person Filing:

EIGF Aggregator LLC (“EIGF Aggregator”)
TE Drilling Aggregator LLC (“TE Drilling Aggregator”)
Aurora C-I Holding L.P. (“Aurora C-I”)
KKR Energy Income and Growth Fund I L.P. (“KKR Energy Income”)
KKR Associates EIGF L.P. (“KKR Associates”)
KKR EIGF LLC (“KKR EIGF”)
KKR Energy Income and Growth Fund I-TE L.P. (“KKR Energy Income TE”)
KKR Associates EIGF TE L.P. (“KKR Associates TE”)
Aurora Holding GP LLC (“Aurora Holding”)
KKR Upstream Associates LLC (“KKR Upstream Associates”)
KKR Fund Holdings L.P. (“KKR Fund Holdings”)
KKR Upstream LLC (“KKR Upstream”)
KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”)
KKR Group Holdings L.P. (“KKR Group Holdings”)
KKR Group Limited (“KKR Group”)
KKR & Co. L.P. (“KKR & Co.”)
KKR Management LLC (“KKR Management”)
Henry R. Kravis
George R. Roberts

(b)	Address of Principal Business Office or, if None, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title and Class of Securities:

Common Stock, par value $0.01 per share.

(e)	CUSIP No.:

96812T102

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

The ownership percentages set forth below as of February 28, 2018 are based on 101,304,079 shares of Common Stock outstanding as of February 28, 2018, as reported in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (“SEC”) on March 12, 2018.

As of February 28, 2018, (i) EIGF Aggregator may have been deemed to be the beneficial owner of 2,274,298 shares of Common Stock, which represented 2.2% of the total number of shares of Common Stock outstanding, (ii) TE Drilling Aggregator may have been deemed to be the beneficial owner of 155,264 shares of Common Stock, which represented 0.2% of the total number of shares of Common Stock outstanding, and (iii) Aurora C-I may have been deemed to be the beneficial owner of 2,429,562 shares of Common Stock, which represented 2.4% of the total number of shares of Common Stock outstanding.

KKR Energy Income may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by EIGF Aggregator (as the managing member of EIGF Aggregator) and Aurora Holding may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Aurora C-I (as the sole general partner of Aurora C-I), but each disclaims beneficial ownership of such shares.  Each of KKR Energy Income TE (as the sole member of TE Drilling Aggregator) and KKR Associates TE (as the sole general partner of KKR Energy Income TE) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by TE Drilling Aggregator, but each disclaims beneficial ownership of such shares.

KKR Associates may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by EIGF Aggregator (as the sole general partner of KKR Energy Income, which is the managing member of EIGF Aggregator) and Aurora C-I (as the sole member of Aurora Holding, which is the sole general partner of Aurora C-I), for an aggregate of 4,703,860 shares of Common Stock, or 4.6%, as of February 28, 2018, but each disclaims beneficial ownership of such shares.

Each of KKR EIGF (as the sole general partner of KKR Associates and as the sole general partner of KKR Associates TE), KKR Upstream Associates (as the sole member of KKR EIGF), KKR Fund Holdings and KKR Upstream (as the members of KKR Upstream Associates), KKR Fund Holdings GP (as a general partner of KKR Fund Holdings),  KKR Group Holdings (as a general partner of KKR Fund Holdings and the sole shareholder of KKR Fund Holdings GP), KKR Group (as the sole general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the sole general partner of KKR & Co.) and each of Henry R. Kravis and George R. Roberts (as the designated members of KKR Management) may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by EIGF Aggregator, Aurora C-I and TE Drilling Aggregator, for an aggregate of 4,859,124 shares of Common Stock, or 4.8%, as of February 28, 2018, but each disclaims beneficial ownership of such shares.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 4 above.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 13, 2018

EIGF AGGREGATOR LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

TE DRILLING AGGREGATOR LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

AURORA C-I HOLDING L.P.
By:	Aurora Holding GP LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR ENERGY INCOME AND GROWTH FUND I L.P.
By:	KKR Associates EIGF L.P., its general partner
By:	KKR EIGF LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR ASSOCIATES EIGF L.P.
By:	KKR EIGF LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR EIGF LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR ENERGY INCOME AND GROWTH FUND I-TE L.P.
By:	KKR Associates EIGF TE L.P., its general partner
By:	KKR EIGF LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR ASSOCIATES EIGF TE L.P.
By:	KKR EIGF LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

AURORA HOLDING GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR UPSTREAM ASSOCIATES LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR FUND HOLDINGS L.P.
By:	KKR Group Holdings L.P., its general partner
By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR UPSTREAM LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.
By:	KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.
By:	KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title
1
Joint Filing Agreement, dated as of February 5, 2018, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 1 to the Schedule 13G filed on February 5, 2018).

2	Power of Attorneys granted by Henry R. Kravis, George R. Roberts and William J. Janetschek.